EXHIBIT 99.3

News Release

BROOKE CORPORATION ANNOUNCES ANOTHER DIVIDEND INCREASE

OVERLAND PARK, KS, May 8, 2003 - Robert D. Orr, Chairman and CEO of Brooke Corporation announced that its board of directors declared an $.08 cash dividend on the company’s common stock for the first quarter in 2003.  In making the announcement, Orr noted that this dividend amount represents a significant increase from the $.01 cash dividend declared in the first quarter of last year.

Orr stated that, “An increase in Brooke Corporation’s earnings prompted the board of directors to increase the quarterly dividend rate from $.01 in the first quarter of 2002 to $.025 in the third quarter of 2002 and now to $.08 in the first quarter of 2003.”

Orr also stated that shareholders of record as of May 5, 2003 will be paid the cash dividend on May 12, 2003.

About our Company.... Brooke Corporation is the parent company of a group of companies that serve the insurance and financial services marketplace.  Through Brooke Franchise Corporation, Brooke benefits from a rapidly growing system of franchise agents specializing primarily in property and casualty insurance but also securities brokerage and lending.  The Company believes that franchise agents, as independent business owners, will distribute financial services more efficiently than others.  To compliment expanding franchise operations, Brooke also offers facilitator services such as consulting, lending, and brokerage services through operating subsidiaries.

Contact.... Megan Williams; willm@brookecorp.com or (800) 642-1872, ext. 113

Email Distribution…. If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

Statements about future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  It is intended that such forwarding looking statements shall be subject to the safe harbors created thereby.  Since these statements involve risks and uncertainties and are subject to change at any time, actual results could differ materially from expected results.